Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dave & Buster’s Entertainment, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-199239) on Form S-8 of Dave & Buster’s Entertainment, Inc. of our reports dated April 3, 2018, with respect to the consolidated balance sheets of Dave & Buster’s Entertainment, Inc. as of February 4, 2018 and January 29, 2017, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the fiscal years ended February 4, 2018, January 29, 2017, and January 31, 2016, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of February 4, 2018, which reports appear in the February 4, 2018 annual report on Form 10-K of Dave & Buster’s Entertainment, Inc.

/s/ KPMG LLP

Dallas, Texas

April 3, 2018